Exhibit 10.1

June 16, 2012
(Revised September 20, 2012)

Susan L. Wagner
55 East 52nd Street
New York, New York 10055

Re:	Retirement from BlackRock Employment

Dear Sue:

This letter (“Agreement”) confirms your retirement from your employment with BlackRock and sets forth the agreement reached between BlackRock and you.  For purposes of this Agreement, the term “BlackRock” means BlackRock, Inc., its current and former parents, subsidiaries and affiliated entities, and its current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities.

1.           You acknowledge and agree that your retirement from your employment with BlackRock shall be effective, and your employment with BlackRock will terminate on July 1, 2012 (the “Retirement Date”). BlackRock will continue your base salary, less applicable withholdings and deductions, through that date.  Except as described in Section 2(b) below, your active participation in all benefit plans of BlackRock will cease on the Retirement Date. Your last day of active employment shall be June 29, 2012.

2.           Upon your retirement from employment, you shall be eligible to receive the following:

(a)	a lump sum payment representing your vacation days accrued, but not taken, less applicable withholdings and deductions;

(b)
coverage for you and your eligible dependents under BlackRock’s medical, dental  and vision insurance plans through July 31, 2012.  After that date, you will be eligible to continue coverage under BlackRock’s medical, dental and vision insurance plans pursuant to the provisions of the Consolidated Omnibus Reconciliation Act, known as “COBRA” for a period of up to 18 months.  If you elect to continue coverage under COBRA, you must pay all applicable costs of the medical, dental or vision insurance and remit checks per the invoice and guidelines you receive from BlackRock or designated third party.

3.           In addition to the benefits described in Section 2 above, in consideration for your signing, and complying with the terms of, this Agreement and in exchange for the promises, covenants and waivers set forth herein, and provided you have not revoked this Agreement as set forth below, BlackRock will provide:

(a)
a lump-sum cash payment in respect of your performance in 2012, calculated as 50% of the bonus compensation you received in 2011, adjusted (up or down) for BlackRock performance in the same manner as applied generally to Global

Executive Committee members for 2012 bonus compensation and payable to you, less applicable deductions and withholdings, on the same date of payment for 2012 bonus compensation applicable generally to BlackRock employees in February 2013;

(b)
a cash payment in the amount of $5,000, in respect of the cost of your COBRA continuation coverage until September 30, 2012, payable to you, less applicable deductions and withholdings, in the first payroll cycle following the Retirement Date;

(c)
in regard to any Year-End and Partner equity awards previously granted to you in connection with your BlackRock employment, each unvested installment of RSUs or Restricted Stock shall vest and be payable upon the earlier to occur of (i) the date such installment would have otherwise vested or (ii) July 1, 2013, subject to the terms and conditions of the applicable award agreements (the Equity Award Agreements'') and plan documents; and

(d)	the continued right to exercise vested Stock Options previously awarded to you, subject to the terms and conditions of the applicable Stock Option Award Agreement.

4.           In consideration of the payment and benefits described above and for other good and valuable consideration, to the fullest extent permitted by applicable law, you hereby release and forever discharge, and by this instrument release and forever discharge, BlackRock from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from BlackRock, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under any federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York City Administrative Code; and all other statutes regulating the terms and conditions of your employment), regulation, rules or ordinance, whether equal employment opportunity laws, rules or regulations or otherwise, or under any policy, plan, agreement, understanding or promise, written or oral, formal or informal, other than any claims you may have to the payment of vested benefits, if any, under the terms of BlackRock’s pension, stock or deferred compensation plans, as amended from time to time, or claims to enforce the terms of this Agreement.  In addition, notwithstanding anything herein to the contrary, this Agreement shall not impact or release any rights you may have, if any, to indemnification with respect to liabilities, costs, losses and claims arising from or related to your service as an officer, director or employee of BlackRock or any subsidiary of BlackRock, under the by-laws of BlackRock, applicable insurance policies of BlackRock and/or under applicable law, arising on, before or after the date of this Agreement.   This Agreement may not be cited as, and does not constitute any admission by BlackRock of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom.

5.           You represent and agree that you have not filed any lawsuits or claims for arbitration against BlackRock, or filed or caused to be filed any charges or complaints against BlackRock with any municipal, state or federal agency or regulatory authority charged with the enforcement of any law.  You affirm that you have had the opportunity to raise any concerns relating to conduct of which you are aware that you believe to be or have been a violation of applicable law, regulation or BlackRock policy or procedures. Consequently, you represent that you have no reason to pursue with any authority, agency or entity any matters relating to your employment, or separation from your employment, at BlackRock. You further affirm that no one in BlackRock management has instructed you not to raise to BlackRock management any matters or issues relating to a possible violation of applicable law, regulation or BlackRock policy or procedures.  Nothing in the foregoing paragraph shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 4 of this Agreement.

6.           You represent, warrant and acknowledge that BlackRock owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.  You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the federal Family and Medical Leave Act of 1993, and if any such leave was taken, you were not discriminated against or retaliated against regarding same.

7.           You agree that the covenants relating to confidentiality, work product, non-solicitation of clients and employees and non-disparagement applicable to you under BlackRock’s Confidentiality and Employment Policy (the “Confidentiality Policy”), the Equity Award Agreements and the Stock Option Award Agreement shall continue to apply to you following the Retirement Date, to the same extent as if the same were fully set forth herein.

8.           BlackRock (which for purposes of this paragraph only shall be limited to mean current members of BlackRock’s Global Executive Committee) and you shall respond to any inquiries with respect to the circumstances of your departure from your employment with BlackRock in a manner that is not inconsistent with the statement attached hereto as Exhibit A, and you agree that you will not, and BlackRock hereby agrees that it will not, and it will use its best efforts to cause its officers to not, at any time during or subsequent to your employment with BlackRock, make public statements or statements to anyone within BlackRock who is not an officer or director that are inconsistent with Exhibit A.

9.           You and BlackRock agree that you have returned BlackRock property and written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with BlackRock which contain or refer to any BlackRock proprietary or confidential information and that are required to be returned by you pursuant to the Confidentiality Policy, except as otherwise required or issued to you in connection with your performance of your duties as a Director on the Board of Directors of BlackRock, Inc. or its affiliates.  It is agreed that until June 30, 2013 you shall be permitted to retain use of the company-issued BlackBerry and access BlackRock e-mail through such BlackBerry and your personal iPad.

10.           You and BlackRock agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against BlackRock, or the facts and circumstances underlying this Agreement, except in the following circumstances:

(a)	You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

(b)
You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement or (iii) your legal counsel;

(c)
BlackRock may disclose the terms of this Agreement (i) to employees of BlackRock’s Human Resources, Payroll, Tax and Legal & Compliance Departments, as may be necessary to administer the terms of this Agreement; and (ii) as required in order to comply with applicable regulatory obligations, including, but not limited to, required Securities and Exchange Commission filings;

(d)	Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement; and

(e)
Any non-disclosure provision in this Agreement does not prohibit or restrict you or BlackRock (or your respective attorneys) from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by, or before the Securities and Exchange Commission, FINRA (formerly the National Association of Securities Dealers, Inc.), any other self-regulatory organization, or any other federal or state regulatory authority.

11.           Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within paragraphs 8, 9, or 10 of this Agreement, you or your attorney shall immediately notify BlackRock of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of BlackRock via overnight delivery (at BlackRock's expense) a copy of said documents served upon you.

12.           All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions.  You are advised to seek independent advice from your tax advisor(s) with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended, to any payments or benefits under this Agreement.  BlackRock does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, state or local laws.

13.           You agree that prior to and following the Retirement Date, you will assist and cooperate with BlackRock in connection with the defense or prosecution of any claim that may be made against or by BlackRock, or in connection with any ongoing or future investigation or dispute or claim of any kind involving BlackRock, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.  You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  You will be reimbursed for the reasonable expenses incurred by you in connection with your provision of assistance and cooperation as requested by BlackRock pursuant to this Section, subject to your submission of documentation of such expenses in accordance with BlackRock’s expense reimbursement policies, as in effect from time to time.  Assistance shall be given during regular business hours at locations and times mutually agreed upon by you and the Company, with due regard to your availability given your then applicable employment and personal commitments, except with respect to mandated court appearances for which you will make yourself available upon reasonable notice.

14.           This Agreement constitutes the entire agreement between BlackRock and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between BlackRock and you, except that the Confidentiality Policy, the Equity Award Agreements and Stock Option Award Agreement as described in paragraph 3 above, shall remain in full force and effect.  You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of BlackRock.

15.           This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

16.           If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

17.           Without detracting in any respect from any other provision of this Agreement:

(a)
You agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against BlackRock as set forth herein, including, but not limited to, all rights or claims of age discrimination or retaliation arising under the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b)
You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

(c)	You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

(d)	BlackRock hereby advises you to consult with an attorney prior to executing this Agreement.

(e)
You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.  If you sign this Agreement before the end of the twenty-one (21) days period, you waive your right to the balance of such period of consideration and acknowledge that your wavier of such period is knowing, voluntary, and has not been induced by any fraud, misrepresentation or threat to withraw or alter the offer and benefits embodied in this Agreement on the part of BlackRock.

18.           You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either BlackRock or you.  Any revocation must be in writing and received by BlackRock by 5:00 p.m. on or before the seventh day after this Agreement is executed by you.  Such revocation must be sent to Jeff Smith, Senior Managing Director, Head of Human Resources, BlackRock, 40 East 52nd Street, New York, NY 10022.

19.           This Agreement may not be changed or altered, except by a writing signed by BlackRock and you.  This Agreement will be governed, construed and interpreted under the laws of the State of New York, without regard to the conflicts of laws principles thereof, except as otherwise preempted by the laws of the United States.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT BLACKROCK HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

Date:	11/20/2012	/s/ Susan L. Wagner
SUSAN L. WAGNER

BLACKROCK, INC.

Date:	11/20/2012	By:	/s/ Jeff Smith
		Name:	Jeff Smith
		Title:	Senior Managing Director, Head of Human Resources

You must sign and return this Agreement to Jeff Smith, Senior Managing Director, Human Resources at BlackRock, 40 East 52nd Street, 7th Floor, New York, NY 10022  no later than 5:00 p.m. on the 21st day following your receipt of this document or you will irrevocably lose the opportunity to receive the consideration detailed herein.  You received the original version of this Agreement on June 16, 2012.

EXHIBIT A

Message from Larry Fink Sent June 20, 2012

I’m writing to let you know that Sue Wagner, a Founding Partner of BlackRock, has decided to retire from her role as a Vice Chairman of the firm and has been elected to our Board of Directors.  Sue will retire at the end of this month and take her seat on the Board at the October meeting. She also will continue to serve as a Director of our joint venture in India, DSP BlackRock Investment Managers.

Sue’s election to the BlackRock Board reflects the profound contribution that she has made and continues to make to the success of our firm.  I am delighted that she will be able to continue to have a significant positive impact on our business through her important new role on our Board.

Sue has played a central role in the growth and development of BlackRock over the past 25 years.  Six months ago she first came to me and raised the possibility of retirement at some point in the future, and we’ve since worked through a smooth transition.  Patrick Olson, whose appointment as Global Head of Strategy and Planning we announced on June 1, will report to me on matters of corporate strategy and development, and to Ann Marie Petach on his leadership of the business finance group.

To borrow a line from our brand, “BlackRock is built for these times” in large part because of the amazing work Sue has done, year after year, to help make us who we are today.  Sue has spearheaded every critical corporate transaction in our history: from the partnership agreement with Blackstone that founded our company in 1988 and our sale to PNC in 1994, through our IPO in 1999, to secondary offerings by Bank of America in 2010 and most recently by Barclays which, thanks to Sue’s typically superb leadership, was oversubscribed and highly successful.

Sue has also led every one of our strategic acquisitions, including our combinations with HPB, State Street, MLIM, Quellos’ fund of funds business and BGI.  And, she played a pivotal role in the genesis of many of the businesses that have become central to our success, including launching our international business in 1988 and our first alternatives effort in 1994.  She also was instrumental in creating our first hedge fund – Obsidian – in 1996 and in launching BlackRock Solutions in 2000.

Each of these strategic moves was critical in assembling the unmatched breadth of capabilities we have today.  Sue was in there on the ground floor on each occasion – listening to our clients, understanding their challenges and finding innovative solutions to meet their needs.

Sue embodies and has helped to define and foster the culture of consistent excellence, uncompromising integrity, deep passion and intense focus on our clients that is BlackRock at its best.  She is a role model for many people at BlackRock and has continually invested herself and her time in nurturing a new generation of talent. Her global sponsorship of WIN, the BlackRock women’s network, is just one example of how she has helped to advance the careers of many individuals – women and men – at BlackRock.

As Sue begins a new chapter in her remarkable career, all of us are grateful that we will be able to draw on her spirit of innovation and unmatched depth of understanding of the markets, our industry and our firm in her new role as a Director of BlackRock.

I hope you will join me in congratulating Sue on her appointment to the Board and in expressing our enduring gratitude to her for the vital role she has played in making possible our shared success.